EX‑35.3

(logo) WELLS FARGO	Corporate Trust Services MAC R1204-010 9062 Old Annapolis Road Columbia, MD 21045 Tel: 410 884 2000 Fax: 410 715 2380

RBS Commercial Funding Inc.

600 Washington Boulevard

Stamford, Connecticut 06901

RE: Annual Statement of Compliance for Well Fargo Commercial Mortgage Securities

Inc. Commercial Mortgage Pass-Through Certificates Series 2013-C17

Per the Pooling and Servicing Agreement dated as of November 1, 2013 (the "Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator ("Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2014 (the "Reporting Period"):

(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and

(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

March 3, 2015

/s/ Brian Smith

BRIAN SMITH

Vice President

Wells Fargo Bank, N.A.